Exhibit h(10)

ETF FUND ADMINISTRATION SERVICING AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into as of the last day written on the signature page by and between STONE RIDGE TRUST, a Delaware statutory trust, (the “Trust”), on behalf of each series listed on Exhibit A hereto (as amended from time to time) (the “Funds”), U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“Fund Services”) and STONE RIDGE ASSET MANAGEMENT LLC (the “Adviser”), which is a party hereto with respect to only Sections 4 and 6 of this Agreement.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, Fund Services is, among other things, in the business of providing fund administration services for the benefit of its customers; and

WHEREAS, the Trust desires to retain Fund Services to provide fund administration services to each Fund.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of Fund Services as Administrator

The Trust hereby appoints Fund Services as administrator of the Trust on the terms and conditions set forth in this Agreement, and Fund Services hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of Fund Services shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against Fund Services hereunder.

2.	Services and Duties of Fund Services

Fund Services shall provide the following administration services to the Trust with respect to each Fund:

A.	General Fund Management:
(1)	Act as liaison among Fund service providers.

(2)	Supply:
a.	Non-investment-related statistical and research data as requested.

(3)	Coordinate the Trust’s board of trustees (the “Board of Trustees” or the “Trustees”) communications, such as:
a.	Prepare meeting agendas and resolutions, with the assistance of Fund counsel.
b.	Prepare reports for the Board of Trustees based on financial and administrative data.
c.	Assist with the selection of the independent auditor.
d.	If requested by the Trust, secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.
e.	Prepare minutes of meetings of the Board of Trustees and Fund shareholders.
f.	Recommend dividend declarations to the Board of Trustees and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.
g.	Attend Board of Trustees meetings and present materials for the Trustees’ review at such meetings.
h.

Post materials to Board’s web portal (Diligent) and maintain all records and materials posted therein, so long as Trust continues to elect to use the Comprehensive Digital Services as described in the applicable exhibit.

(4)	Audits:
a.	For all Fund audits, prepare appropriate schedules and materials. Provide requested information to the Fund’s independent auditors, and facilitate the audit process.
b.	For SEC or other regulatory audits, provide requested information to the SEC, other regulatory agencies, or the Trust to assist the audit process.
c.	For all audits, provide office facilities, as needed.

(5)	Assist with overall operations of the Fund.

(6)	Pay expenses from accounts maintained by the Adviser or the Funds upon receipt of written authorization from the Adviser or the Trust, as applicable.

(7)

Keep the Trust’s governing documents, including its charter, bylaws and minutes, but only to the extent such documents are provided to Fund Services by the Trust or its representatives for safe keeping.

B.	Compliance:
(1)	Regulatory Compliance:
a.	Monitor compliance with the 1940 Act requirements, including:
(i)	Calculation of asset and diversification tests on a quarterly basis.
(ii)	Calculation of total return and SEC yields.
(iii)	Maintenance of books and records under Rule 31a-3.
(iv)	Code of ethics requirements under Rule 17j-1 for the disinterested Trustees.
b.

After each quarter-end and on a post-trade basis, monitor each Fund’s compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”) included in its registration statement on Form N-1A (or similar documents) filed with the SEC (“Registration Statement”).

c.

Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Trust in connection with (i) any certification required of the Trust pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of Fund Services’ compliance program as it relates to the Trust, provided the same shall not be deemed to change Fund Services’ standard of care as set forth herein.

d.

In order to assist the Trust in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), Fund Services will provide the Trust’s Chief Compliance Officer with reasonable access to Fund Services’ fund records relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving Fund Services that affect or could affect the Trust.

e.	Monitor applicable regulatory and operational service issues, and update Board of Trustees periodically.

(2)	SEC Registration and Reporting:
a.	Assist Fund counsel in annual update of the Registration Statement.
b.

Prepare and file annual and semiannual shareholder reports and other filings, such as Form N-CEN, Form N-CSR, Form N-PORT, and Rule 24f-2 notices. As requested by the Fund, prepare and file Form N-PX and Form N-LIQUID.

c.	Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.
d.	File fidelity bond under Rule 17g-1.
e.	Monitor sales of Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.

f.	Assist Fund counsel in preparation of proxy statements and information statements, as requested by the Trust.

(3)	IRS Compliance:
a.	Monitor the Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:
(i)	Diversification requirements on a quarterly basis.
(ii)	Qualifying income requirements.
(iii)	Distribution requirements.

b.	Calculate required distributions (including annual excise distribution amounts) for the review and approval of Fund management and/or its independent accountant.

C.	Financial Reporting:
(1)	Provide financial data required by the Registration Statement.

(2)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Trustees, the SEC, and the Fund’s independent auditor.

(3)

Supervise the Fund’s custodian and fund accountants in the maintenance of the Fund’s general ledger and in the preparation of the Fund’s financial statements, including oversight of expense accruals and payments, the determination of net asset value and the declaration and payment of dividends and other distributions to shareholders.

(4)	Compute the yield, total return, expense ratio and portfolio turnover rate of the Fund.

(5)	Monitor expense accruals and make adjustments as necessary; notify the Fund’s management of adjustments expected to materially affect the Fund’s expense ratio.

(6)	Prepare financial statements, which include, without limitation, the following items:
a.	Schedule of Investments.
b.	Statement of Assets and Liabilities.
c.	Statement of Operations.
d.	Statement of Changes in Net Assets.
e.	Statement of Cash Flows (if applicable).
f.	Financial Highlights.
g.	Note to Financial Statements.

D.	Tax Reporting:
(1)

Prepare for the review of the Fund’s independent accountants and/or Fund management the Fund’s federal and state tax returns including without limitation, Form 1120 RIC and applicable state returns including any necessary schedules. Fund Services will prepare annual Fund federal and state income tax return filings as authorized by and based on the instructions received by Fund management and/or its independent accountant. File on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8613, with any necessary schedules.

(2)	Provide the Fund’s management and Fund’s independent accountant with tax reporting information pertaining to the Fund and available to Fund Services as required in a timely manner.

(3)	Prepare Fund financial statement tax footnote disclosures for the review and approval of Fund management and/or the Fund’s independent accountant.

(4)	Prepare and file on behalf of Fund management Form 1099 MISC for payments to disinterested Trustees and other qualifying service providers.

(5)	Monitor wash sale losses.

(6)	Calculate Qualified Dividend Income (“QDI”) for qualifying Fund shareholders.

3.	License of Data; Warranty; Termination of Rights

A.

Fund Services has entered into agreements with various data service providers (each, a “Data Provider”), including, without limitation, MSCI index data services (“MSCI”), Standard & Poor Financial Services LLC (“S&P”), Morningstar, Broadridge, FTSE, and ICE to provide data services that may include, without limitation, index returns and pricing information (collectively, the “Data”) to facilitate the services provided by Fund Services to each Fund. These Data Providers have required Fund Services to include certain provisions regarding the use of the Data in this Agreement attached hereto as Exhibit C. The Data is being licensed, not sold, to the Fund. The Trust acknowledges and agrees that certain Data Providers may also require the Trust or one or more Funds to enter into an agreement directly with the Data Provider for the use of that Data Provider’s Data. The provisions in Exhibit C shall not have any effect upon the standard of care and liability Fund Services has set forth in Section 6 of this Agreement.

B.

The Trust agrees to indemnify and hold harmless Fund Services, its information providers, and any other third party involved in or related to the making or compiling of the Data, their affiliates and subsidiaries and their respective directors, officers, employees and agents from and against any claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, arising in and any manner out of the Trust’s or any third party’s use of, or inability to use, the Data or any breach by the Trust of any provision contained in this Agreement regarding the Data. The immediately preceding sentence shall not have any effect upon the standard of care and liability of Fund Services as set forth in Section 6 of this Agreement.

C.

Fund Services has entered into agreements with Bloomberg Finance L.P. (“Bloomberg”) to provide data (the “N-PORT Data”) for use in or in connection with the reporting requirements under the Rule, including preparation and filing of Form N-PORT. In connection with the provision of the N-PORT Data, Bloomberg requires certain provisions to be included in the Agreement.

The Trust agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the N-PORT Data, (b) not extract the N-PORT Data from the view-only portal, (c) not use the N-PORT Data for any purpose independent of complying with the requirements of Rule 30b1-9 (which prohibition shall include, for the avoidance of doubt, use in risk reporting or other systems or processes (e.g., systems or processes made available enterprise-wide for the Trust’s internal use)), (d) permit audits of its use of the N-PORT Data by Bloomberg, its affiliates or, at the Trust’s request, a mutually agreed upon third party auditor (provided that the costs of an audit by a third party shall be borne by the Trust), (e) exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Trust’s receipt or use of the N-PORT Data (including expressly disclaiming all warranties). The Trust further agrees that Bloomberg shall be a third party beneficiary of the Agreement solely with respect to the foregoing provisions (a) – (e).

1.	Compensation

Fund Services shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time by consent of both parties to this Agreement). Fund Services shall also be reimbursed for such miscellaneous expenses set forth in Exhibit B hereto as are reasonably incurred by Fund Services in performing its duties hereunder. The Adviser shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Adviser shall notify Fund Services in writing within 30 calendar days following receipt of each invoice if the Adviser is disputing any amounts in good faith. The Adviser shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.

2.	Representations and Warranties

A.	The Trust hereby represents and warrants to Fund Services, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)

This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)

It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(4)

A registration statement under the 1940 Act and, if applicable, the Securities Act of 1933, as amended, will be made effective prior to or promptly following the effective date of this Agreement (and in any case prior to the public offering of shares) and will remain effective during the remaining term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Trust to make a continuous public offering of its shares; and

(5)

All records of the Trust provided to Fund Services by the Trust or by a prior service provider of the Trust are accurate and complete and Fund Services is entitled to rely on all such records in the form provided.

B.	Fund Services hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by Fund Services in accordance with all requisite action and constitutes a valid and legally binding obligation of Fund Services, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)

It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

3.	Standard of Care; Indemnification; Limitation of Liability

A.

Fund Services shall exercise reasonable care in the performance of its duties under this Agreement. Neither Fund Services nor any of its affiliates or suppliers shall be liable for any error of judgment; mistake of law; fraud or misconduct by the Trust, any Fund, the Adviser or any other service provider to the Trust or a Fund, or any employee of the foregoing; or for any loss suffered by the Trust or Adviser, a Fund, or any third party in connection with Fund Services’ duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond Fund Services’ reasonable control, except a loss arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if Fund Services has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless Fund Services and its affiliates and suppliers from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that Fund Services or its affiliates and suppliers may sustain or incur or that may be asserted against Fund Services or its affiliates and suppliers by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to Fund Services by any duly authorized officer of the Fund, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Fund Services” shall include Fund Services’ directors, officers and employees.

Fund Services shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by Fund Services as a result of Fund Services’ refusal or failure to comply with the terms of this Agreement, or from Fund Services’ bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of Fund Services, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Trust” shall include the Trust’s Trustees, officers and employees.

In no case shall any party be liable to any other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); or (ii) any delay by reason of circumstances beyond its reasonable control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, Fund Services shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. Fund Services shall as promptly as possible under the circumstances notify the Trust in the event of any service interruption that materially impacts Fund Services’ services under this Agreement. Fund Services will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of Fund Services as soon as practicable. Fund Services agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect Fund Services’ premises and operating capabilities, books and records maintained on behalf of the Trust at any time during regular business hours of Fund Services, upon reasonable notice to Fund Services. Moreover, Fund Services shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of Fund Services relating to the services provided by Fund Services under this Agreement.

Notwithstanding the above, Fund Services reserves the right to reprocess and correct administrative errors at its own expense. Fund Services shall promptly notify the Trust upon discovery of any material administrative error, and shall consult with the Trust about the actions it intends to take to correct the error prior to taking such actions. A “material administrative error” means any error which the Trust’s management, including its Chief Compliance Officer, would reasonably need to know to oversee Trust compliance.

B.

In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 6 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If Fund Services is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve Fund Services of any of its obligations in such other capacity.

E.

In conjunction with the tax services provided to each Fund by Fund Services hereunder, Fund Services shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the IRC, or any successor thereof. Any information provided by Fund Services to a Fund for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in Fund Services’ administrative capacity. Fund Services shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the IRC has been satisfied with respect to any income tax item. Each Fund, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by Fund Services, and any supporting documents thereto, in connection with the tax reporting services provided to each Fund by Fund Services. Fund Services shall not be liable for the provision or omission of any tax advice with respect to any information provided by Fund Services to a Fund. The tax information provided by Fund Services shall be pertinent to the data and information made available to Fund Services, and is neither derived from nor construed as tax advice. The provisions in this subsection shall not have any effect upon the services Fund Services is required to provide or the standard of care and liability Fund Services has set forth in this section of this Agreement.

4.	Data Necessary to Perform Services

The Trust or its agent shall furnish to Fund Services the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

5.	Proprietary and Confidential Information

A.

Fund Services agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Fund Services may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted governmental or regulatory authorities with jurisdiction over Fund Services, provided that to the extent permitted by law or regulation, Fund Services shall provide the Trust prior notice to such disclosure; or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of Fund Services or any of its employees, agents or representatives, and information that was already in the possession of Fund Services prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, Fund Services will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, Fund Services shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

B.

The Trust agrees on behalf of itself and its Trustees, officers, and employees to treat confidentially and as proprietary information of Fund Services, all non-public information relative to Fund Services (including, without limitation, information regarding Fund Services’ pricing, products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), and not to use such information for any purpose other than in connection with the services provided under this Agreement, except (i) after prior notification to and approval in writing by Fund Services, which approval shall not be unreasonably withheld and may not be withheld where the Trust may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Fund Services. Information which has become known to the public through no wrongful act of the Trust or any of its employees, agents or representatives, and information that was already in the possession of the Trust prior to receipt thereof from Fund Services, shall not be subject to this paragraph.

C.

Notwithstanding anything herein to the contrary, (i) the Trust shall be permitted to disclose the identity of Fund Services as a service provider, redacted copies of this Agreement, and such other information as may be required in the Trust’s registration or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) Fund Services shall be permitted to include the name of the Trust in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.

6.	Records

Fund Services shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. Fund Services agrees that all such records Fund Services or maintained by Fund Services relating to the services to be performed by Fund Services hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request. Notwithstanding the foregoing, Fund Services may retain such copies of such records in such form as may be required to comply with any applicable law, rule, regulation, or order of any governmental, regulatory, or judicial authority of competent jurisdiction.

7.	Compliance with Laws

A.

The Trust has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA PATRIOT Act of 2001 and the policies and limitations of the Trust relating to its portfolio investments as set forth in its Registration Statement. Fund Services’ duties hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustees’ oversight responsibility with respect thereto. The foregoing shall not affect Fund Services’ responsibilities for compliance and related matters delegated to Fund Services by the Trust as expressly provided herein. Fund Services shall comply with changes to all regulatory requirements affecting its services to the Trust and shall implement any necessary modifications to the services prior to the deadline imposed, or extensions authorized by, the regulatory or other governmental body having jurisdiction for such regulatory requirements.

B.

The Trust shall immediately notify Fund Services if the investment strategy of any Fund materially changes or deviates from the investment strategy disclosed in the current Prospectus, or if it (or any Fund) becomes subject to any new law, rule, regulation, or order of a governmental or judicial authority of competent jurisdiction that materially impacts the services provided under this Agreement.

8.	Term of Agreement; Amendment

A.

This Agreement shall become effective as of the last date written on the signature page and will continue in effect for a period of one (1) year. Following the initial term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least 90 days prior to the end of the then current term that it will not be renewing the Agreement.

B.

Subject to Section 12, this Agreement may be terminated by either party (in whole or with respect to one or more Funds) upon giving 90 days’ prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.

C.

Fund Services may terminate this Agreement immediately (in whole or with respect to one or more Funds) if the continued service of such Funds or the Trust would cause Fund Services or any of its affiliates to be in violation of any applicable law, rule, regulation, or order of any governmental, regulatory or judicial authority of competent jurisdiction provided that in such event Fund Services shall, to the extent it is legally permitted and able to do so, provide reasonable assistance to transition such Funds or the Trust to a successor service provider.

D.

This Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. However, this cure period only applies to the first two such breaches of the same material term of this Agreement. The Trust may terminate this Agreement after the third such breach of the same material term of this Agreement. The foregoing shall not preclude the Trust from seeking any and all remedies available under this Agreement.

E.	This Agreement may not be amended or modified in any manner except by written agreement executed by Fund Services and the Trust, and approved or ratified by the Trust’s Board of Trustees.

9.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of Fund Services’ duties or responsibilities hereunder is designated by the Trust by written notice to Fund Services, Fund Services will promptly, upon such termination and, except in the case of a material breach by Fund Services, in which case all expenses should be borne by Fund Services, at the expense of the Fund, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by Fund Services under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which Fund Services has maintained the same, the Trust shall pay any reasonable expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Fund Services’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust. The Trust shall also pay any fees associated with record retention and/or tax reporting obligations that Fund Services is obligated under applicable law, regulation, or rule to continue following the termination.

10.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of Fund Services, or by Fund Services without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board of Trustees.

11.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

12.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

13.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict Fund Services from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

14.	Invalidity

Any provision of this Agreement that may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

15.	Legal-Related Services

Nothing in this Agreement shall be deemed to appoint Fund Services or any of its officers, directors or employees as the Trust attorneys, form attorney-client relationships or require the provision of legal advice. No work performed by employees of Fund Services or its affiliates (whether relating to the preparation or filing of regulatory materials, compliance with applicable laws, rules, or regulations, or otherwise) shall constitute legal advice. The Trust acknowledges that employees of Fund Services and its affiliates who are attorneys do not represent the Trust and rely on outside counsel retained by the Trust to review all services provided by Fund Services and to provide independent judgment on the Trust’s behalf. The Trust acknowledges that because no attorney-client relationship exists between the Trust and Fund Services (or any employee of Fund Services or its affiliates), any information provided may not be privileged and may be subject to compulsory disclosure under certain circumstances. Fund Services represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

16.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by email to the other party’s address set forth below:

Notice to Fund Services shall be sent to:

U.S. Bank Global Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

Attn:  President

Notice to the Trust shall be sent to:

Stone Ridge Trust

One Vanderbilt Avenue, 65th Floor New York, NY 10017

Attention: General Counsel

Phone: (212) 202-3138

Email: LegalNotices@stoneridgeam.com

With a copy to:

Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, MA 02199

Attention: Elizabeth J. Reza

Phone: (617) 951-7000

Fax: (617) 951-7050

17.	No Third Party Rights

Nothing expressed or referred to in this Agreement will be construed to give any third party (including, without limitation, shareholders of any Fund) any legal or equitable right, remedy or claim under or with respect to this Agreement, other than the limited third party rights of the Data Providers as expressly set forth herein.

18.	Multiple Originals

This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

19.	Entire Agreement

This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, sets forth the sole and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties.

20.	Trust Limitations

This Agreement is executed by the Trust with respect to each of the Funds and the obligations hereunder are not binding on any of the trustees, officers or shareholders of the Trust individually, but are binding only on the Fund to which such obligations pertain and the assets and property of such Fund. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund. Nothing in this Agreement shall have any effect on any series of Stone Ridge Trust that is not listed in Exhibit A.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

STONE RIDGE TRUST	U.S. BANCORP FUND SERVICES, LLC
on behalf of each of the Funds individually and not jointly

By: /s/Lauren D. Macioce	By: /s/Gregory Farley

Name: Lauren D. Macioce	Name: Gregory Farley

Title: Secretary	Title: Sr. Vice President

Date: September 3, 2024	Date: September 6, 2024

STONE RIDGE ASSET MANAGEMENT LLC
As a party to Sections 4 and 6 only of this Agreement

By: /s/Lauren D. Macioce
Name: Lauren D. Macioce
Title: CCO & General Counsel
Date: September 3, 2024

Exhibit A

Fund Administration Servicing Agreement

Separate ETF Series of Stone Ridge Trust

Name of Series

Stone Ridge 2048 Longevity Income ETF

Stone Ridge 2049 Longevity Income ETF

Stone Ridge 2050 Longevity Income ETF

Stone Ridge 2051 Longevity Income ETF

Stone Ridge 2052 Longevity Income ETF

Stone Ridge 2053 Longevity Income ETF

Stone Ridge 2054 Longevity Income ETF

Stone Ridge 2055 Longevity Income ETF

Stone Ridge 2056 Longevity Income ETF

Stone Ridge 2057 Longevity Income ETF

Stone Ridge 2058 Longevity Income ETF

Stone Ridge 2059 Longevity Income ETF

Stone Ridge 2060 Longevity Income ETF

Stone Ridge 2061 Longevity Income ETF

Stone Ridge 2062 Longevity Income ETF

Stone Ridge 2063 Longevity Income ETF

Stone Ridge 2048 Inflation-Protected Longevity Income ETF

Stone Ridge 2049 Inflation-Protected Longevity Income ETF

Stone Ridge 2050 Inflation-Protected Longevity Income ETF

Stone Ridge 2051 Inflation-Protected Longevity Income ETF

Stone Ridge 2052 Inflation-Protected Longevity Income ETF

Stone Ridge 2053 Inflation-Protected Longevity Income ETF

Stone Ridge 2054 Inflation-Protected Longevity Income ETF

Stone Ridge 2055 Inflation-Protected Longevity Income ETF

Stone Ridge 2056 Inflation-Protected Longevity Income ETF

Stone Ridge 2057 Inflation-Protected Longevity Income ETF

Stone Ridge 2058 Inflation-Protected Longevity Income ETF

Stone Ridge 2059 Inflation-Protected Longevity Income ETF

Stone Ridge 2060 Inflation-Protected Longevity Income ETF

Stone Ridge 2061 Inflation-Protected Longevity Income ETF

Stone Ridge 2062 Inflation-Protected Longevity Income ETF

Stone Ridge 2063 Inflation-Protected Longevity Income ETF

Exhibit B

Fund Administration Servicing Agreement Fee Schedule

Exhibit C

Fund Administration Servicing Agreement

REQUIRED PROVISIONS OF DATA SERVICE PROVIDERS

•

The Trust shall use the Data solely for internal purposes and will not redistribute the Data in any form or manner to any third party, except as may otherwise be expressly agreed to by the Data Provider.

•

The Trust will not use or permit anyone else to use the Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities (e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).

•

The Trust shall will treat the Data as proprietary to the Data Provider. Further, the Trust shall acknowledge that the Data Provider is the sole and exclusive owners of the Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Data.

•

The Trust will not (i) copy any component of the Data, (ii) alter, modify or adapt any component of the Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make any component of the Data available to any other person or organization (including, without limitation, the Trust’s present and future parents, subsidiaries or affiliates) directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.

•	The Trust shall reproduce on all permitted copies of the Data all copyright, proprietary rights and restrictive legends appearing on the Data.

•	The Trust shall assume the entire risk of using the Data and shall agree to hold the Data Providers harmless from any claims that may arise in connection with any use of the Data by the Trust.

•	The Trust acknowledges that the Data Providers may, in their sole and absolute discretion and at any time, terminate Fund Services’ right to receive and/or use the Data.

•

The Trust acknowledges and agrees that the Data Providers are third party beneficiaries of the agreements between the Data Providers and Fund Services with respect to the provision of the Data, entitled to enforce all provisions of such agreement relating to the Data.

•

THE DATA IS PROVIDED TO THE TRUST ON AN “AS IS” BASIS. FUND SERVICES, ITS INFORMATION PROVIDERS, AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY THE USE THEREOF). FUND SERVICES, ITS INFORMATION PROVIDERS AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF

ORIGINALITY, ACCURACY, COMPLETENESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

•

THE TRUST ASSUMES THE ENTIRE RISK OF ANY USE THE TRUST MAY MAKE OF THE DATA. IN NO EVENT SHALL FUND SERVICES, ITS INFORMATION PROVIDERS OR ANY THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA, BE LIABLE TO THE TRUST, OR ANY OTHER THIRD PARTY, FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE INABILITY OF THE TRUST TO USE THE DATA, REGARDLESS OF THE FORM OF ACTION, EVEN IF FUND SERVICES, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.